UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
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FORM 8-K
____________________________
CURRENT REPORT
Pursuant to Section 13 OR 15(d) of
The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported)
October 30, 2013
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RAINMAKER SYSTEMS, INC.
(Exact name of registrant as specified in its charter)
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Delaware
(State or other jurisdiction of incorporation)
000-28009	33-0442860
(Commission File Number)	(IRS Employer Identification No.)
900 East Hamilton Ave. Campbell, CA	95008
(Address of principal executive offices)	(Zip Code)
(408) 626-3800
(Registrant's telephone number, including area code)
Not Applicable
(Former name or former address, if changed since last report.)
____________________________
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 1 – Registrant's Business and Operations
Section 1.01 – Entry into a Material Definitive Agreement.
Section 2 – Financial information
Item 2.03 – Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement.
The following information is filed pursuant to both Item 1.01 and 2.03.
On October 30, 2013, Rainmaker Systems, Inc. (the “Company”) closed a Loan Agreement (the "Loan Agreement") with Agility Capital II, LLC (“Agility”), providing for a revolving line of credit of up to $500,000, which amount may be increased to $650,000 under certain conditions (the “Maximum Revolving Line”).
The Company may request advances under the Loan Agreement in an aggregate outstanding amount not to exceed the lesser of (i) the applicable Maximum Revolving Line or (ii) a borrowing base equal to 30% of the Company's eligible accounts receivable balances. Amounts borrowed under the Loan Agreement are due on the earlier of (i) the date on which the Company’s borrowings under its loan agreement with Comerica Bank become due and payable, and (ii) October 25, 2014. The Company's revolving line of credit with Comerica Bank is scheduled to mature on December 14, 2013. The interest rate per annum for advances under the Loan Agreement is 12.00%. If a default occurs under the Loan Agreement, the interest rate per annum for advances under the Loan Agreement would increase to 18%. In addition, if a default in the payment of principal occurs under the Loan Agreement, the Company would be required to pay a default fee equal to $10,000 plus an additional $15,000 for each subsequent 30-day period during which such payment default remains uncured.
The Loan Agreement is secured by substantially all of Rainmaker’s consolidated assets. The Loan Agreement contains customary covenants that will, subject to limited exceptions, require Agility’s approval to, among other things, (i) create liens; (ii) acquire or transfer assets outside of the ordinary course of business; (iii) pay cash dividends; and (iv) merge or consolidate with another company. The Loan Agreement also requires that the Company comply with the financial covenants contained in its loan agreement with Comerica Bank. The Loan Agreement also provides for customary events of default, including nonpayment, breach of covenants, payment defaults of other indebtedness, and certain events of bankruptcy, insolvency and reorganization that may result in acceleration of outstanding amounts under the Loan Agreement.
The Company’s obligations under the Loan Agreement are subordinated to the Company’s obligations under its loan agreement with Comerica Bank, pursuant to a subordination agreement between Agility and Comerica Bank.
In addition, Agility received a warrant to purchase 216,667 shares of the Company's common stock. The warrant has a 7-year term and an exercise price of $0.45 per share. The warrant may also be exercised by way of a cashless exercise. The warrant also contains provisions that protect its holder against dilution by adjustment of the exercise price and the number of shares issuable thereunder in certain events such as future issuances of common stock at a price below the warrant's exercise price, stock dividends, stock splits and other similar events.
The Company will be requesting confidential treatment for certain portions of the Loan Agreement and intends to file a redacted copy of the Loan Agreement with its Form 10-K for the fiscal year ending December 31, 2013.
Section 9 – Financial Statements and Exhibits
Item 9.01 – Financial Statements and Exhibits.

(d)	Exhibits. None.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

RAINMAKER SYSTEMS, INC.
(Registrant)

October 30, 2013	/s/ Bradford Peppard
Date	(Signature)
By: Bradford Peppard
Title: Chief Financial Officer